Exhibit 2.9

FOURTH SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of April 14, 2026 (this “Supplemental Indenture”), among Grifols International Services Designated Activity Company and Grifols International Services USA Inc. (each a “Guaranteeing Subsidiary”), Grifols, S.A. (the “Issuer”) and BNY Mellon Corporate Trustee Services Limited, as trustee (the “Trustee”) under the indenture below.

W I T N E S S E T H:

WHEREAS, the Issuer has executed and delivered to Trustee an indenture, dated October 5, 2021 (as amended and supplemented on April 21, 2022, September 28, 2022 and July 21, 2023, the “Indenture”), providing for the issuance of €1,400,000,000 aggregate principal amount of 3.875% Senior Notes due 2028 (the “Euro Notes”) and $705,000,000 aggregate principal amount of 4.750% Senior Notes due 2028 (the “Dollar Notes” and, together with the Euro Notes, the “Notes”) on the terms and subject to the conditions set forth in the Indenture;

WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which each Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Sections 9.01(g) of the Indenture, the Issuer, each Guaranteeing Subsidiary and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder of the Notes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees as follows:

(a)Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. Each Guaranteeing Subsidiary agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

(b)Each Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article 10 of the Indenture on a senior basis.

(3)Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(5)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of the Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of the Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(6)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Grifols International Services Designated Activity Company, as Guarantor

By:	/s/ Rahul Srinivasan
Name: Rahul Srinivasan
Title: Authorized Signatory

[Signature Page of Supplemental Indenture]

Grifols International Services USA Inc., as Guarantor

By:	/s/ Rahul Srinivasan
Name: Rahul Srinivasan
Title: Authorized Signatory

[Signature Page of Supplemental Indenture]

BNY Mellon Corporate Trustee Services Limited, as Trustee

By:	/s/ Michael Lee
Name: MICHAEL LEE
Title: AUTHORISED SIGNATORY

[Signature Page of Supplemental Indenture]

Acknowledged by:

Grifols, S.A., as Issuer

By:	/s/ Rahul Srinivasan
Name: Rahul Srinivasan
Title: Authorized Signatory

[Signature Page of Supplemental Indenture]